                                                                     EXHIBIT 8.1

       [LETTERHEAD OF LUSE LEHMAN GORMAN POMERENK & SCHICK APPEARS HERE]



September 14, 1998


Board of Directors
Provident Bank
400 Rella Boulevard
Montebello, NY 10901

          RE:  MHC  FORMATION AND STOCK ISSUANCE
               ---------------------------------

Gentlemen:

     We have been requested as special counsel to Provident Bank ("Bank ") to express our opinion concerning the Federal income tax consequences relating to the proposed conversion of the Bank from a federally chartered mutual savings association to a federally chartered stock savings association ("Stock Bank") and the formation of Provident Bancorp, MHC, a federal MHC ("MHC ") which will acquire the outstanding stock of Stock Bank and subsequently contribute Stock Bank's stock to Provident Bancorp, Inc. ("Holding Company").

     In connection therewith, we have examined the Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan, which was adopted by the Board of Directors of the Bank on April 23, 1998 (the "Plan of Reorganization"), and certain other documents of or relating to the Reorganization (as defined below), some of which are described or referred to in the Plan of Reorganization and which we deemed necessary to examine in order to issue the opinions set forth below. Unless otherwise defined, all terms used herein have the meanings given to such terms in the Plan of Reorganization.

     In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined.

     In issuing our opinions, we have assumed that the Plan of Reorganization has been duly and validly authorized and has been approved and adopted by the Board of Directors of the Bank at a meeting duly called and held; that the Bank will comply with the terms and conditions of the Plan of Reorganization, and that the various representations and warranties which are provided to us are accurate, complete, true and correct. Accordingly, we express no opinion concerning the effect, if any, of variations from the foregoing. We specifically express no opinion concerning tax matters relating to the Plan of Reorganization under state and local tax laws and under Federal income tax laws except on the basis of the documents and assumptions described above.

[LETTERHEAD OF LUSE LEHMAN GORMAN POMERENK & SCHICK APPEARS HERE]

Board of Directors
Provident Bank
September 14, 1998
Page 2

     For purposes of this opinion, we are relying on the representations provided to us by the Bank , which are incorporated herein by reference.

     In issuing the opinions set forth below, we have referred solely to existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder, current administrative rulings, notices and procedures and court decisions. Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time. Any such change could affect the continuing validity of the opinions set forth below. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

     We emphasize that the outcome of litigation cannot be predicted with certainty and, although we have attempted in good faith to opine as to the probable outcome of the merits of each tax issue with respect to which an opinion was requested, there can be no assurance that our conclusions are correct or that they would be adopted by the IRS or a court.

                              SUMMARY OF OPINIONS
                              -------------------

     Based on the facts, representations and assumptions set forth herein, we are of the opinion that:

     WITH RESPECT TO THE EXCHANGE OF THE BANK'S CHARTER FOR A STOCK CHARTER ("BANK CONVERSION"):

     1. Bank's exchange of its charter for a federal stock savings association charter is a mere change in identity and form and therefore qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code ("Code").

     2. No gain or loss will be recognized by Bank upon the transfer of its assets to Stock Bank solely in exchange for shares of Stock Bank stock and the assumption by Stock Bank of the liabilities of Bank. (Code Sections 361(a) and 357(a)).

     3    No gain or loss will be recognized by Stock Bank upon the receipt of the assets of Bank in exchange for shares of Stock Bank common stock. (Code
Section 1032(a)).

     4. Stock Bank's holding period in the assets received from Bank will include the period during which such assets were held by the Bank. (Code
Section 1223(2)).

[LETTERHEAD OF LUSE LEHMAN GORMAN POMERENK & SCHICK APPEARS HERE]

Board of Directors
Provident Bank
September 14, 1998
Page 3

     5. Stock Bank's basis in the assets of Bank will be the same as the basis of such assets in the hands of Bank immediately prior to the Bank Conversion. (Code Section 362(b)).

     6. Bank members will recognize no gain or loss upon the constructive receipt of Stock Bank common stock solely in exchange for their membership interests in Bank. (Code Section 354(a)(1)).

     7. The basis of the Stock Bank common stock to be constructively received by the Bank's members (which basis is -0-) will be the same as their basis in their membership interests in the Bank surrendered in exchange therefor. (Code
Section 358(a)(1)).

     8. The holding period of the Stock Bank common stock constructively received by the members of the Bank will include the period during which the Bank members held their membership interests, provided that the membership interests were held as capital assets on the date of the exchange. (Code
Section 1223(1)).

     9. The Stock Bank will succeed to and take into account the Bank 's earnings and profits or deficit in earnings and profits, as of the date of the proposed transaction. (Code Section 381).

     WITH RESPECT TO THE TRANSFER OF STOCK BANK STOCK TO MHC FOR MEMBERSHIP INTERESTS (THE "351 TRANSACTION"):

     10. The exchange of Stock Bank stock by the Stock Bank depositors in exchange for membership interests in the MHC will constitute a tax-free exchange of property solely for voting "stock" pursuant to Section 351 of the Internal Revenue Code.

     11. Stock Bank's depositors will recognize no gain or loss upon the transfer of the Stock Bank stock they constructively received in the Bank conversion to the MHC solely in exchange for membership interests in the MHC. (Code Section 351).

     12. Stock Bank depositor's basis in the MHC membership interests received in the transaction (which basis is -0-) will be the same as the basis of the property transferred in exchange therefor. (Code Section 358(a)(1)).

     13. Stock Bank depositor's holding period for the membership interests in MHC received in the 351 Transaction will include the period during which the property exchanged was held by

[LETTERHEAD OF LUSE LEHMAN GORMAN POMERENK & SCHICK APPEARS HERE]

Board of Directors
Provident Bank
September 14, 1998
Page 4

Stock Bank depositors, provided that such property was a capital asset on the date of the exchange. (Code Section 1223(1)).

     14. MHC will recognize no gain or loss upon the receipt of property from Stock Bank depositors in exchange for membership interests in the MHC. (Code
Section 1032(a)).

     15. MHC's basis in the property received from Stock Bank depositors (which basis is -0-) will be the same as the basis of such property in the hands of Stock Bank depositors immediately prior to the transaction. (Code Section 362(a)).

     16. MHC 's holding period for the property received from Stock Bank 's depositors will include the period during which such property was held by Stock Bank depositors. (Code Section 1223(2)).

     WITH RESPECT TO THE TRANSFERS TO THE HOLDING COMPANY IN EXCHANGE FOR COMMON STOCK IN THE HOLDING COMPANY (THE "SECONDARY 351 TRANSACTION"):

     17. The MHC and the persons who purchased Common Stock of the Holding Company in the Subscription and Community Offering ("Minority Stockholders") will recognize no gain or loss upon the transfer of Stock Bank stock and cash, respectively, to the Holding Company in exchange for stock in the Holding Company. Code Sections 351(a).

     18. Holding Company will recognize no gain or loss on its receipt of Stock Bank stock and cash in exchange for Holding Company Stock. (Code Section 1032(a)).

     19. The basis of the Holding Company Common Stock to the Minority Stockholders will be the actual purchase price thereof, and a shareholders holding period for Common Stock acquired through the exercise of subscription rights will begin on the date the rights are exercised.

                              PROPOSED TRANSACTION
                              --------------------

     On April 23, 1998, the Board of Directors of the Bank adopted the Plan of Reorganization. For what are represented to be valid business purposes, the Bank's Board of Directors has decided to convert to a mutual holding company structure pursuant to statutes. The following steps are proposed:

[LETTERHEAD OF LUSE LEHMAN GORMAN POMERENK & SCHICK APPEARS HERE]

Board of Directors
Provident Bank
September 14, 1998
Page 5

     (i) The Bank will organize a interim stock savings Bank (Interim One) as its wholly-owned subsidiary;

     (ii) Interim One will organize a federal mid-tier holding company as its wholly-owned subsidiary (Holding Company); and

     (iii) Interim One will also organize another interim stock savings Bank as its wholly-owned subsidiary (Interim Two).

     The following transactions will occur simultaneously:

     (iv) The Bank will exchange its charter for a federal stock savings Bank charter and become a stock savings Bank that will constructively issue its common stock to members of the Bank;

     (v) Interim One will cancel its outstanding stock and exchange its charter for a federal MHC charter and thereby become the MHC;

     (vi) Interim Two will merge with and into the Bank with the Bank as the surviving entity, the former members of the Bank who constructively hold stock in the Bank will exchange their stock in the Bank for membership interests in the MHC; and

     (vii) The MHC will contribute the Bank's stock to the Holding Company, a wholly-owned subsidiary of the MHC for additional shares of Bank stock.

     (viii) Contemporaneously, with the contribution set forth in "(vii)" the Stock Holding Company will offer to sell up to 49% of its Common Stock in the Subscription Offering and, if applicable, the Community Offering.

     These transactions are referred to herein collectively as the "Reorganization."

     Those persons who, as of the date of the Bank Conversion (the "Effective Date"), hold depository rights with respect to the Bank will thereafter have such rights solely with respect to the Stock Bank. Each deposit account with the Bank at the time of the exchange will become a deposit account in the Stock Bank in the same amount and upon the same terms and conditions. Following the completion of the Reorganization, all depositors and borrowers who had membership rights with respect to the Bank immediately prior to the Reorganization will continue to have such rights solely

[LETTERHEAD OF LUSE LEHMAN GORMAN POMERENK & SCHICK APPEARS HERE]

Board of Directors
Provident Bank
September 14, 1998
Page 6

with respect to the MHC so long as they continue to hold deposit accounts or borrowings with the Stock Bank. All new depositors of the Stock Bank after the completion of the Reorganization will have ownership rights solely with respect to the MHC so long as they continue to hold deposit accounts with the Stock Bank.

     The shares of Interim Two common stock owned by the MHC prior to the Reorganization shall be converted into and become shares of common stock of the Stock Bank on the Effective Date. The shares of Stock Bank common stock constructively received by the Stock Bank stockholders (formerly the members holding liquidation rights of the Bank ) will be transferred to the MHC by such persons in exchange for liquidation rights in the MHC.

     The Holding Company will have the power to issue shares of capital stock (including common and preferred stock) to persons other than the MHC. So long as the MHC is in existence, however, it must own a majority of the voting stock of Holding Company. Holding Company may issue any amount of non-voting stock to persons other than MHC. No such non-voting stock will be issued as of the date of the Reorganization.

     The opinions set forth above represent our conclusions as to the application of existing Federal income tax law to the facts of the instant transaction, and we can give no assurance that changes in such law, or in the interpretation thereof, will not affect the opinions expressed by us. Moreover, there can be no assurance that contrary positions may not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions.

     All of the opinions set forth above are qualified to the extent that the validity of any provision of any agreement may be subject to or affected by applicable Bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally. We do not express any opinion as to the availability of any equitable or specific remedy upon any breach of any of the covenants, warranties or other provisions contained in any agreement. We have not examined, and we express no opinion with respect to the applicability of, or liability under, any Federal, state or local law, ordinance, or regulation governing or pertaining to environmental matters, hazardous wastes, toxic substances, asbestos, or the like.

     It is expressly understood that the opinions set forth above represent our conclusions based upon the documents reviewed by us and the facts presented to us. Any material amendments to such documents or changes in any significant fact would affect the opinions expressed herein.

[LETTERHEAD OF LUSE LEHMAN GORMAN POMERENK & SCHICK APPEARS HERE]

Board of Directors
Provident Bank
September 14, 1998
Page 7

     We have not been asked to, and we do not, render any opinion with respect to any matters other than those expressly set forth above.

     We hereby consent to the filing of the opinion as an exhibit to the Bank's combined Form MHC-1/MHC-2 Notice of MHC Reorganization and Application for Approval of a Minority Stock Issuance by a Subsidiary of MHC as filed with the OTS and to the Holding Company's Registration Statement on Form SB-1 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Forms MHC-1/MHC-2 and SB-1 under the captions "The Reorganization and Offering - Tax Effects of the Reorganization" and "Legal and Tax Matters," and to the summarization of our opinion in such Prospectus.

                                              Very truly yours,

                                    /s/ LUSE LEHMAN GORMAN POMERENK & SCHICK
                                    ------------------------------------------
                                    LUSE LEHMAN GORMAN POMERENK & SCHICK
                                              A Professional Corporation